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                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of BioSeq, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of BioSeq, Inc. (a development stage enterprise) at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 and for the period from October 17, 1994 (date of inception) to December 31, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers, LLP

Boston, Massachusetts
July 10, 1998, except as to certain
information in the second paragraph of Note I, for which the date is September 30, 1998.